EXHIBIT 99.5

FOR IMMEDIATE RELEASE

Contact:

Adam C. Derbyshire Sr. Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Director, Investor Relations and Corporate Communications 919-862-1000

SALIX ANNOUNCES DISMISSAL OF LAWSUITS

RALEIGH, NC, June 30, 2003 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) announced that today, June 30, 2003, Axcan Pharma Inc. and Saule Holdings Inc. dismissed without prejudice their two lawsuits, one in federal court and the other in Delaware Chancery Court, which related to Axcan’s now-expired hostile tender offer for Salix’s Common Stock and the related proxy contest.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete any required development and regulatory submission of these products; and market them through the Company’s 84-member gastroenterology specialty sales marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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